    As filed with the Securities and Exchange Commission on January 16, 1998

                                                      Registration No. 333-13775


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                         LITHIUM TECHNOLOGY CORPORATION
               (Exact name of issuer as specified in its charter)

           Delaware                                      13-3411148
(State or other Jurisdiction of)               (IRS Employer Identification No.)

                               5115 Campus Drive
                           Plymouth Meeting, PA 19462
                    (Address of principal executive offices)

                           1994 STOCK INCENTIVE PLAN;
                           DIRECTORS STOCK OPTION PLAN
                            (Full title of the plans)

                                THOMAS R. THOMSEN
                      Chairman and Chief Executive Officer
                         Lithium Technology Corporation
                                5115 Campus Drive
                           Plymouth Meeting, PA 19462
                     (Name and address of agent for service)

                                 (610) 940-6090
          (Telephone number, including area code, of agent for service)
          ------------------------------------------------------------
                                    Copy to:
                               THOMAS P. GALLAGHER
                           Gallagher, Briody & Butler
                               212 Carnegie Center
                                    Suite 402
                           Princeton, New Jersey 08540
                                 (609) 452-6000


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable after the effective date of
                          this registration statement.

                                EXPLANATORY NOTE

         This Registration Statement contains two parts. The first part contains a prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales of shares of Common Stock of the Registrant which were issued to certain employees of the Registrant pursuant to the Registrant's 1994 Stock Incentive Plan and which may be issued upon the exercise of vested stock options granted to certain officers and directors of the Registrant who may be deemed affiliates of the Registrant, pursuant to Registrant's 1994 Stock Incentive Plan and the Registrant's Directors Stock Option Plan. The second part contains information required pursuant to Part II of Form S-8 and certain items required pursuant to Part II of Form S-3. Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is being separately provided to the plan participants as specified in Rule 428(b)(1) and is not being filed with the Securities and Exchange Commission.

PROSPECTUS


                         LITHIUM TECHNOLOGY CORPORATION

                                1,462,198 Shares
                                  Common Stock



         This Prospectus is being used in connection with the offering, from time to time, by certain stockholders (the "Selling Stockholders") of Lithium Technology Corporation (the "Company") of 1,462,198 shares of


Common Stock of the Company (the "Shares") consisting of shares which were issued to certain employees of the Company pursuant to the Company's 1994 Stock Incentive Plan (the "1994 Plan") and shares which are issuable upon the exercise of vested stock options granted to certain officers and directors of the Company who may be deemed affiliates of the Company, pursuant to the 1994 Plan and the Directors Stock Option Plan (the "Directors Plan). These persons may offer these Shares for sale as principals for their own accounts at any time and from time to time in the over-the-counter market or otherwise at prices prevailing at the time of sale or in private sales and at prices to be negotiated. The Selling Stockholders, upon sale of the Shares, will receive the entire proceeds from such sale. The Company will not receive any of the proceeds from the sale of the Shares, but will receive funds upon the exercise of the stock options.




THE COMMON STOCK OF THE COMPANY IS TRADED ON THE OTC BULLETIN BOARD UNDER THE SYMBOL "LITH".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THESE SECURITIES ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS/HER ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 6 TO 13 OF THIS PROSPECTUS.



NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.


                 The Date of this Prospectus is January 16, 1998

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information....................................................   3

Incorporation of Certain Documents by Reference..........................   3

The Company..............................................................   4

Safe Harbor Statement....................................................   6

Risk Factors.............................................................   6

Use of Proceeds.........................................................   13

Selling Stockholders....................................................   14

Plan of Distribution....................................................   15

Legal Matters...........................................................   16

Experts.................................................................   16

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Shares offered hereby.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that will contain certain subsequently filed reports, proxy and information statements and other information regarding the Company.

         This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits filed therewith. The Company will provide without charge to each person who receives this Prospectus upon written or oral request of such person, a copy of the information that was incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference, unless the exhibits themselves are specifically incorporated by reference). All such requests should be directed to the Company at 5115 Campus Drive, Plymouth Meeting, PA 19462, Attention: Secretary, or by telephone at
(610) 940-6090 (ext. 109). Statements contained in this Prospectus as to the contents of any document filed as an exhibit to the Registration Statement are qualified in all respects by reference to the exhibit for a complete statement of its terms and conditions.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents which have been filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus and made a part hereof:


         (i) the Company's Annual Report on Form 10KSB for the year ended December 31, 1996 (the "Form 10-KSB");



         (ii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;



         (iii) the Company's Current Reports on Form 8-K dated January 14, 1997, February 4, 1997, February 25, 1997, March 18, 1997,
                  April 8, 1997, August 21, 1997, September 22, 1997, December 11, 1997 and December 23, 1997; and


         (iv) the description of the Common Stock which is contained in the Company's Form 8-A Registration Statement filed with the Commission on January 24, 1990, including any amendments or reports filed for the purpose of updating such description.

         All documents and reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.

                                   THE COMPANY


         Lithium Technology Corporation ("LTC") together with its wholly-owned subsidiary, Lithion Corporation ("Lithion"), collectively referred to as the "Company", is an advanced development stage company in the process of commercializing a unique, solid-state, lithium-polymer rechargeable battery. The Company is engaged in research and development activities to further develop and exploit this battery technology and also holds various patents relating to such batteries. The Company believes that its battery technology, which is currently in the prototype development phase, is capable of providing up to four times the performance of current rechargeable batteries. The Company's objective is the commercialization of such technology, inclusive of moving from laboratory scale product prototypes and related demonstration manufacturing processes to full scale market introduction, achieving cost competitiveness, and constructing a large scale manufacturing facility. The Company's commercialization focus is on the rapidly growing portable electronics market segment (notebook and palmtop computers and wireless communications devices). The Company's patented and proprietary composite cell construction and low-cost manufacturing process are equally applicable to lithium metal polymer technology or lithium-ion polymer technology. The Company intends to pursue both chemistries for specific portable electronics applications.



         The Company has generated no revenues and has no commercial operations to date. The Company has been unprofitable since inception and expects to incur substantial additional operating losses over the next several years. The Company does not expect to generate any sales in commercial quantities in the near term.



         The challenge facing the Company is the commercialization of its battery product. Commercialization is the process by which the Company will move from laboratory-scale product prototypes and related manufacturing processes to the construction of a manufacturing plant for full-scale market introduction.



         The Company's strategy is to commercialize its solid-state, lithium-polymer, rechargeable battery with primary focus on high performance portable electronic products (notebook computers and wireless communications devices). These market segments are large, growing rapidly, and demand high performance batteries with a thin, flat form factor and long run times. There can be no assurance, however, that the Company will be able to achieve the technological breakthroughs that will be necessary in order to ultimately achieve commercialization and/or obtain financings or generate revenues in order to sustain the Company's on-going research and development phase or to undertake the design and construction of the Demonstration Manufacturing Facility (DMF) discussed herein and other manufacturing-related facilities.



         The Company's development and commercialization plan currently has the following milestones:



         (i) hand-made cell samples tested by potential strategic partners in 1995 (accomplished);



         (ii) installation of a Demonstration Manufacturing Facility (DMF) continuous flow coating and laminating unit in first quarter of 1996 (accomplished);



         (iii) upgrade of the DMF and distribution of DMF-made lithium-ion polymer cell samples to selected Original Equipment Manufacturers (OEMs) customers in early 1997 (accomplished);



         (iv) distribution of prototype battery packs to selected OEMs in late 1997;

         (v) initial commercial production of hand assembled battery packs using DMF-made cells for OEMs in early 1998, ramping up to 20,000 notebook computer batteries per month and generating sales of $6 million in 1998;



         (vi) installation of a pilot manufacturing facility in early 1998;



         (vii) expansion of the pilot manufacturing facility in late 1998 by automating the backend assembly; and



         (viii) construction of a second tier manufacturing capability once market demand exceeds initial manufacturing capacity.



         The Company estimates that completion of phases (iv) through (vii) through the end of 1998 will cost approximately $22 million in capital expenditures and operating costs. There can be no assurances that the Company will meet these development milestones on the time schedule outlined above.



         As indicated above, during March 1996, a continuous flow coating/laminating line -- referred to as the Demonstration Manufacturing Facility (DMF) -- was installed by the Company. This line is being used to further define the Company's manufacturing technology, to sharpen manufacturing cost estimates, and then serve as the initial production facility for battery cells which will be manually assembled into battery packs for Original Equipment Manufacturer (OEM) customers. Thereafter, based on design data obtained from the DMF, the Company must successfully construct a larger pilot manufacturing line reflecting the cost, quality, reliability, and performance required for the various target market applications. It is anticipated that the pilot manufacturing line and associated equipment will cost approximately $7.5 million to construct in the 1998 time frame. The pilot manufacturing line, according to the Company's current strategy, will be located within the Company's existing facility in Plymouth Meeting, Pennsylvania. Construction of the pilot manufacturing line will require approximately 12 months. Ultimately, the pilot manufacturing line would be replaced with a larger scale second tier manufacturing line housed in the Company's existing facility, which could be expanded if necessary. During the next twelve months after the date hereof, the Company expects to incur expenses of approximately $2 million for the purchase of equipment based on the Company's current strategies and subject to the uncertainties discussed herein and the availability of capital. The Company intends to finance the overall estimated $22 million total capital equipment and operating expense required to bring the Company to the initial commercial production stage at approximately the end of 1998 (which $22 million includes the aforementioned estimated $7.5 million cost of the pilot manufacturing facility and $2 million for equipment purchases) by means of private and/or public equity or debt financings during the next two years.



         The Company does not currently have sufficient cash to achieve all its development and production objectives, including the 1998 installation of the pilot manufacturing line and repayment of long term liabilities if not converted to equity and $2 million for equipment purchases. The Company believes that as of September 30, 1997 it has sufficient capital resources to meet the Company's operational needs and satisfy the Company's obligations through approximately June 1999 based on the Company's current strategies and subject to the uncertainties discussed herein. In order to raise sufficient capital for its future growth, and repayment of long term liabilities if not converted to equity, the Company will be required to sell additional debt or equity securities. Such new capital is planned to be sought from several sources, including strategic partners. Although the Company has no commitments for new capital as of the date hereof, the Company has signed a Letter of Intent with one of the world's largest personal computer (PC) manufacturers to provide the Company's proprietary lithium-ion polymer batteries for a specific notebook computer application, beginning this year. Since May 1997, the PC manufacturer has been testing lithium-ion polymer cell samples produced on the Company's pilot line, and the Company has been working the past few months on the customized multiple cell battery prototypes. Under the terms of the definitive agreement being negotiated, the Company would continue development of a customized prototype battery pack during the first half of 1998, leading to initial commercial production later in the year. As part of the agreement, the PC manufacturer would make a $1 million equity investment in the Company, which would be in addition to its earlier $500,000 investment in the Company as part of the September 22, 1997 Convertible Note transaction. With the signing of the Letter of Intent, the PC manufacturer is in the process of releasing $100,000 of the $1 million to the Company.


         The Company is a corporation organized under the laws of the State of Delaware on December 28, 1995. The Company's predecessor -- Lithium Technology Corporation (a Nevada corporation) -- merged with and into the Company in a reincorporation merger that became effective on February 8, 1996. The principal executive office of the Company is located at 5115 Campus Drive, Plymouth Meeting, PA 19462 and its telephone number is (610) 940- 6090.

                              SAFE HARBOR STATEMENT



         The Private Securities Litigation Reform Act of 1995 provides a new "safe harbor" for certain forward-looking statements. Statements contained in this Prospectus that are not historical facts are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated in the forward-looking statements. Factors that could cause actual results to differ materially include, among others: general economic conditions, changes in laws and government regulations, the Company's ability to complete the commercialization of its battery technology, the Company's ability to successfully raise sufficient capital and the market acceptance of the Company's batteries.


                                  RISK FACTORS

         THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. AN INVESTMENT IN THE COMPANY IS SUITABLE ONLY FOR PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS. THERE IS NO ASSURANCE THAT THE PROPOSED BUSINESS OF THE COMPANY DESCRIBED HEREIN WILL BE COMMERCIALLY VIABLE. IN ADDITION, ACTUAL RESULTS OF THE DEVELOPMENT ACTIVITIES, TECHNOLOGICAL DEVELOPMENTS, MARKET AND COMPETITIVE CONDITIONS, RESULTS OF OPERATIONS AND OTHER FACTORS MAY REQUIRE SIGNIFICANT MODIFICATIONS OF ALL OR PART OF THE PROPOSED BUSINESS. INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING:


         Company is at an Early Stage of Development. The Company currently has no commercial products available for sale. The Company has generated no revenues and has no commercial operations to date. The Company has been unprofitable since inception and expects to incur substantial additional operating losses over the next few years. The Company does not expect to generate any sales in commercial quantities in the near term. No assurance can be given that the Company will be able to complete development, engineering or commercialization successfully, or that the Company will be able to develop products for commercial sale or that, if developed, they can be produced in commercial quantities or at acceptable costs or be successfully marketed. The likelihood of the Company's future success must be considered in light of the risks, expenses, difficulties and delays frequently encountered in connection with the operation and development of a relatively early stage business and development activities generally.



         Obstacles to Development of Commercial Products. There can be no assurance that the Company will be able to achieve the technological breakthroughs that will be necessary in order to ultimately achieve commercialization and/or obtain financings or generate revenues in order to sustain the Company's on-going research and development phase or to undertake the design and construction of the Demonstration Manufacturing Facility discussed herein and other manufacturing-related facilities.



         The Company does not currently have sufficient cash to achieve all its development and production objectives, including the 1998 installation of the pilot manufacturing line and repayment of long term liabilities if not converted to equity and $2 million for equipment purchases. In order to raise sufficient capital for its future growth, and repayment of long term liabilities if not converted to equity, the Company will be required to sell additional debt or equity securities. In addition, there can be no assurance that the Company will be able to meet the technological objectives and/or satisfy the capital requirements that the Company believes are necessary to convert battery technology into successful commercial products. There can be no assurance that the Company's products will generate any revenues, will not encounter technical problems when used, will be successfully marketed, will be produced at a competitive cost, or will achieve customer acceptance or, if commercial products are developed and revenues produced, that the Company will be profitable. The likelihood of the success of the Company must be weighed against the problems, expenses, difficulties, complications and delays frequently encountered in developing and marketing a new product.



         Need for Additional Capital; Uncertainty of Additional Funding. While the Company's operating plan seeks to minimize the Company's capital requirements, commercialization of the Company's battery technology will require substantial amounts of additional capital. Subject to the availability of necessary capital, the Company expects that research and development and production expenses will increase significantly as it continues to advance its battery technology and develop products for commercial applications. The Company's working capital and capital requirements will depend upon numerous factors, including, without limitation, the progress of the Company's research and development program, the levels and resources that the Company devotes to the development of manufacturing and marketing capability, technological advances, the status of competitors, the Company's continuing compliance with the conditions contained in the September 22, 1997 Note Purchase Agreement described herein, and the ability of the Company to establish collaborative arrangements with other companies to provide research and development funding to the Company and to manufacture and market the Company's products.



         The Company believes that it has sufficient capital resources to meet the Company's needs and satisfy the Company's obligations through approximately June 1999 based on the Company's current operational strategies and subject to the uncertainties discussed herein. The Company does not currently have sufficient cash to achieve all its development and production objectives, including the 1998 installation of the pilot manufacturing line and repayment of long-term liabilities.



         In order to raise sufficient capital for its future growth and repayment of the September 22, 1997 Convertible Notes described herein, the Company will be required to sell additional debt or equity securities. Such new capital is planned to be sought from several sources, including strategic partners. Although the Company has no commitments for new capital as of the date hereof, the Company has signed a Letter of Intent with one of the world's largest personal computer (PC) manufacturers to provide the Company's proprietary lithium-ion polymer batteries for a specific notebook computer application, beginning this year. Since May 1997, the PC manufacturer has been testing lithium-ion polymer cell samples produced on the Company's pilot line, and the Company has been working the past few months on the customized multiple cell battery pack prototypes. Under the terms of the definitive agreement being negotiated, the Company would continue development of a customized prototype battery pack during the first half of 1998, leading to initial commercial production later in the year. As part of the agreement, the PC manufacturer would make a $1 million equity investment in the Company, which would be in addition to its earlier $500,000 investment in the Company as part of the September 22, 1997 Convertible Note transaction. With the signing of the Letter of Intent, the PC manufacturer is in the process of releasing $100,000 of the $1 million to the Company.



         Issuance of additional capital may result in further dilution to the Company's existing stockholders. There can be no assurances that additional capital will be available to the Company on a timely basis or on acceptable terms. If the Company is unable to raise sufficient capital, it will be forced to curtail research and development expenditures which, in turn, will delay, and could prevent, the completion of the commercialization process.



         History of Losses. The Company has generated no revenues and has no commercial operations to date. The Company has been unprofitable since inception and expects to incur substantial additional operating losses over the next several years. The Company does not expect to generate any sales in commercial quantities in the near term. The Company's aggregate accumulated net loss from the date of inception to September 30, 1997 is $23,257,000. The Company spent approximately $4,627,000 on research and development activities from the date of inception to September 30, 1997. The Company expects to incur substantial additional losses because of the research and development expenses necessary for the development of a commercially feasible rechargeable lithium-polymer battery.






         RISK OF NEW PRODUCTS AND TECHNOLOGIES; PRODUCT LIABILITY. The proposed marketing of the Company's proposed products have inherent risks. Even if a proposed product is successfully developed, manufactured and marketed, the occurrence of warranty liability and/or product liability, or retraction of market acceptance due to failure of a proposed product or failure of such product to meet expectations could prevent the Company from ever becoming profitable. Failure of a proposed product to operate as expected could lead to potential liability suits. The Company does not currently have product liability insurance. The Company intends to obtain appropriate product liability insurance at the point in time when the Company places products in distributor or end-user applications. Development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications and in some cases such development cannot be accomplished.


         TIME LAPSE FROM START OF OPERATIONS TO COMMERCIAL SALES. There will be a period of time before any product resulting from the Company's development efforts can be commercially marketed, sold and delivered. There can be no assurances as to when, if ever, the proposed products can be commercially marketed, sold and delivered. In addition, because of such development period and other potential delays, other companies may develop and commence production of similar products prior to the Company commencing commercial production.

         COMPANY'S MANUFACTURING EXPERIENCE IS LIMITED; DEPENDENCE ON SUPPLIERS. The Company currently has no capacity for, or experience in, manufacturing lithium-polymer rechargeable batteries in commercial quantities. In order for the Company to be successful in the commercial market, its products must be manufactured to meet high quality standards in commercial quantities at competitive prices. The development of such manufacturing technology and processes will require extensive lead times and the commitment of significant financial and engineering resources of the Company and others. There can be no assurance that the Company will successfully develop this technology or these processes or obtain access to these resources. Moreover, there can be no assurance that the Company will be able to successfully implement the quality control measures necessary for commercial manufacturing.

         There is no assurance fully committed sources of supply can be located or that they will provide sufficient supplies at a reasonable cost for the proposed products. Even if an acceptable supplier can be found, termination of the services of such supplier could result in interruptions of the ability to manufacture the products until an alternative source can be secured. The Company will thus be dependent on third parties in order to timely manufacture the proposed products in sufficient quantities, at the required specifications, and at low enough prices to meet the Company's proposed sales prices for its proposed products.

         MARKET ACCEPTANCE. To be successful, the Company's batteries must gain broad market acceptance. There can be no assurance that such market acceptance will be achieved or sustained. In addition, the Company's lithium-polymer batteries can best be optimized when configured to the requirements of each application. To determine such requirements, the Company will be dependent upon OEMS in the portable consumer electronics and telecommunications markets into whose products the Company's batteries will be incorporated. No assurances can be given that the Company will receive adequate assistance from OEMs to successfully commercialize its products. Furthermore, no assurances can be given that the perceived safety risks associated with lithium will not impede acceptance of the Company's batteries by OEMs or end users.







         COMPANY IS DEPENDENT ON PATENTS AND PROPRIETARY RIGHTS. The Company's ability to compete effectively will depend on its ability to maintain the proprietary nature of its technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and licensing agreements. The Company currently holds 22 U.S. patents and three foreign patents covering key elements of its technology. In addition, the Company has patent applications pending in the United States and in foreign countries, including the European Community and Japan. The Company intends to continue to file patent applications covering important features of its technology. There can be no assurance, however, that patents will issue from any of these pending applications or, if patents issue, that the claims allowed will be sufficiently broad to protect the Company's technology, or that issued patents will not be challenged or invalidated or that any of its issued patents will afford protection against a competitor. Litigation, or participation in administrative proceedings, may be necessary to protect the Company's patent position. Such litigation can be costly and time consuming and there can be no assurance that the Company would be successful if such litigation were instituted. The invalidation of patents owned by or licensed to the Company could have a material adverse effect on the Company. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States. Thus, there can be no assurance that foreign patent applications related to patents issued in the United States will be granted. Furthermore, even if these patent applications are granted, some foreign countries provide significantly less patent protection than the United States. In the absence of patent protection, and despite the Company's reliance upon its proprietary confidential information, competitors of the Company may be able to use innovations similar to those used by the Company to design and manufacture products directly competitive with the Company's lithium-polymer rechargeable batteries. In addition, no assurance can be given that patents issued to the Company will not be infringed upon or designed around by others or that others will not obtain patents that the Company will need to license or design around. Moreover, to the extent any of the Company's products are covered by third party patents, development and marketing of such products by the Company could require a license under such patents.

         Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so. While the Company believes its patents to be unique from those of its competitors, competition in lithium battery research and development is intense, and there can be no assurance that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technology. Moreover, if the issues were to be placed before a court, the Company cannot be certain that such a court would determine that the Company was the first creator of inventions covered by its issued patents or pending patent applications or that it was the first to file patent applications for such inventions. If the Company is found to be infringing third party patents, there can be no assurance that it will be able to obtain the required licenses from the holders of such patents on acceptable terms, if at all. Failure of the Company to obtain necessary licenses could result in delays in the introduction of the Company's lithium-polymer rechargeable battery and in costly attempts to design around such patents, or could foreclose the development, manufacture or sale of the Company's products. The Company could also incur substantial costs in defending itself in patent infringement suits brought by others and in prosecuting patent infringement suits against infringers.

         The Company also relies on trade secrets and proprietary know-how that it seeks to protect, in part, through non-disclosure and confidentiality agreements with its employees, consultants, strategic partners and potential strategic partners. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

         GOVERNMENT REGULATIONS, SAFETY, ENVIRONMENTAL COMPLIANCE. The Company's products incorporate lithium, which is known to cause explosions and fires if not properly handled. Although the Company believes that its batteries do not present safety risks, there can be no assurance that safety problems will not develop in the future. The Company intends to incorporate safety policies in its manufacturing processes designed to minimize safety risks, although there can be no assurance that an accident in its facilities will not occur. Any accident, whether occasioned by the use of a battery or the Company's manufacturing operations, could result in significant production delays or claims for damages resulting from injuries, which would adversely affect the Company's operations and financial condition.

         Prior to the commercial introduction of the Company's batteries into a number of markets, the Company will seek to obtain approval of its products by one or more of the organizations engaged in testing product safety, such as Underwriters Laboratories. Such approvals could require significant time and resources from the Company's technical staff and, if redesign were necessary, result in a delay in the introduction of the Company's products.

         Pursuant to the regulations of the United States Department of Transportation ("DOT"), a permit is required to transport lithium across state lines. The International Air Transport Association ("IATA") similarly regulates the international shipment of lithium. Although the Company believes that DOT has granted permits for, and IATA has allowed, the transport of rechargeable lithium-based batteries to be shipped or used by the general public, there can be no assurance that DOT or IATA will grant such a permit to the Company or that changes in such regulations, or in their enforcement, will not impose costly requirements or otherwise impede the transport of lithium. In addition, the DOT and IATA approval processes will require significant time and resources from the Company's technical staff and if redesign were necessary, could delay the introduction of the Company's products.

         Various regulatory agencies will have jurisdiction over the operation of any manufacturing facilities established by the Company. Because of the risks generally associated with the use of lithium, the Company expects rigorous enforcement. No assurance can be given that the Company will not encounter any difficulties in complying with applicable health and safety regulations.

         Federal, state and local regulations impose various environmental controls on the storage, use and disposal of certain chemicals and metals used in the manufacture of lithium-polymer batteries. Although the Company believes its activities will conform to current environmental regulations, there can be no assurances that changes in such regulations will not impose costly equipment or other requirements. Any failure by the Company to adequately control the discharge of hazardous wastes could also subject it to future liabilities.

         COMPETITION; TECHNOLOGICAL OBSOLESCENCE. Competition in the battery industry is intense with a large number of companies offering or seeking to develop technology and products similar to those of the Company. The industry consists of development stage companies and major domestic and international companies, many of which have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than those of the Company. There can be no assurance that the Company will be successful in competing with such entities. Furthermore, there can be no assurance that competitors will not succeed in developing products or technologies that would render the Company's technology and products obsolete or in obtaining market acceptance of products more rapidly than the Company.

         DEPENDENCE ON KEY PERSONNEL. The Company's success will to a large degree be dependent on its ability to retain the services of its key executives and research scientists, in particular, the services of Thomas R. Thomsen (the Chief Executive Officer of the Company), David Cade (the President and Chief Operating Officer), and Dr. George Ferment (the Executive Vice President of Operations and Chief Technical Officer). Loss of the services of Mr. Thomsen, Mr. Cade or Dr. Ferment or any key executives or research scientists could have a material adverse effect upon the ability of the Company to commercialize the rechargeable battery technology or to develop its business. The Company currently has no "key-man" life insurance. The Company's success will, to a large degree, be dependent on its ability to retain the services of its key executives and research scientists. The ability of the Company to pursue effectively its business strategy will also depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. There can be no assurance that the Company will be able to retain or recruit such personnel.

         RISKS RELATING TO GROWTH AND EXPANSION. Rapid growth of the Company's business may significantly strain the Company's management, operational and technical resources. If the Company is successful in obtaining rapid market penetration of its products, the Company will be required to deliver large volumes of quality products to its customers on a timely basis at a reasonable cost to those customers. The Company has no experience in delivering large volumes of its rechargeable batteries or in manufacturing commercial quantities of rechargeable batteries. There can be no assurance, however, that the Company's business will achieve rapid growth or that its efforts to expand its manufacturing and quality control activities will be successful or that it will be able to satisfy commercial scale production requirements on a timely and cost-effective basis. The Company will also be required to continue to improve its operational, management and financial systems and controls. Failure to manage growth effectively could have an adverse effect on the business of the Company.





         PENDING LITIGATION. In August 1996, civil actions were commenced against the Company by a former director of the Company, and by the Company's former legal counsel. The former director's complaint seeks monetary damages amounting to approximately $4,500,000 and specific performance of registration rights of certain warrants of the Company that have not been registered and to which he claims entitlement. The Company has declared such warrants and related documents void. The complaint of the Company's former counsel alleges non-payment of legal fees for services rendered. The Company has included the unpaid legal fees in accounts payable, however, it believes these actions to be without merit and intends to vigorously defend both actions. Accordingly, the Company has filed its own lawsuit against the former counsel alleging fraud, legal malpractice and conflict of interest flowing from the fraudulent issuance of the aforementioned warrants. In addition, the complaint alleges violations of federal securities laws, the Racketeering Influenced and Corrupt Organization Act ("RICO") and fiduciary duties owed by counsel to the Company. The complaint also includes similar allegations against the former director, flowing from the fraudulent issuance of warrants to him.

         LACK OF DIVIDENDS. The Company has never paid a cash dividend on any class of its capital stock and does not anticipate paying any dividends in the foreseeable future. It is anticipated that future earnings, if any, will be retained to finance the development and expansion of the Company's business.

         TRADING AND VOLATILITY OF COMMON STOCK. The outstanding shares of the Common Stock of the Company are quoted on the OTC Bulletin Board, and on December 15, 1997, the closing bid price was $0.98 per share and the closing ask price was $0.99 per share. There can be no assurance that the existing market for the Company's Common Stock will be maintained or that the holders of Common Stock will be able to sell the Common Stock should they so desire.


         The market price of the Common Stock has fluctuated significantly since January 1, 1994 and may continue to be highly volatile. Factors such as delays by the Company in achieving development goals, inability of the Company to commercialize or manufacture its products, fluctuation in the Company's operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, perceived changes in the markets for various OEM applications incorporating the Company's products, the announcement or termination of relationships with strategic alliance partners or OEMs, and general market conditions may cause significant fluctuations in the market price of the Common Stock. The market prices of the stock of many high technology companies have fluctuated substantially, often unrelated to the operating or research and development performance of the specific companies. Such market fluctuations could adversely affect the market price for the Company's Common Stock.


         CONTROL BY EXISTING SHAREHOLDERS. The existing officers and directors of the Company as of December 15, 1997 controlled approximately 23.2% of the outstanding Common Stock (including shares that may be acquired upon the exercise of options that are exercisable or will become exercisable through March 28, 1998). As a result, they will be able to exert significant influence on the Company. In addition, one shareholder beneficially owns approximately 9.9% of the outstanding Common Stock (including shares that may be obtained upon the exercise of Warrants that are exercisable or could become exercisable within 60 days) and another shareholder beneficially owns approximately 3.8% of the outstanding Common Stock (excluding approximately 540,000 shares covered by a voting proxy granted by such shareholder to two of the Company's officers). As a result, such shareholders may be able to exert significant influence on the Company.



         Potential Dilution, Change-in-Control and Significant Leverage of the Company in Connection with Outstanding Convertible Notes. In October 1996, the Company sold $1.75 million principal amount of Convertible Notes, $1,505,000 of which were outstanding as of September 30, 1997. The Company did not repay the $1.75 million principal of the Convertible Notes on the original March 24, 1997 maturity date and, accordingly, pursuant to the terms of the Convertible Note Agreements, the Company and the Convertible Note Purchasers placed in escrow an additional 6,201,550 shares of the Company's Common Stock, 6,043,550 of which were held in escrow as of September 30, 1997 (the "Escrowed Shares"). The Escrowed Shares are not considered to be issued and outstanding securities pending actual payment for such shares. On August 18, 1997, the Company and the Convertible Note Purchasers agreed to a change in the certain terms of the Convertible Notes including the following; (i) the Convertible Note Purchasers will be permitted to sell certain quantities of the Escrowed Shares at then current market prices, the proceeds of which will be deemed to reduce the outstanding principal amount owed on the Convertible Notes; (ii) once the principal amount of the Convertible Notes is repaid either through sales of the Escrowed Shares or by the Company's repayment of the Convertible Notes, 12.5% of any remaining Escrowed Shares will be delivered to the Convertible Note Purchasers, and the remaining 87.5% will be retired by the Company (subject to adjustment depending on the occurrence of certain events); (iii) the Convertible Notes may be prepaid by the Company, provided that the Company issue 250,000 of the Escrowed Shares to the Convertible Note Purchasers; and
(iv) certain weekly issuances of shares of the Company's Common Stock. The amendments to the Convertible Notes also provide that if the Convertible Note Purchasers' resale exemption from registration is not available due to a change in the law, then the Company must file a registration statement with the Securities and Exchange Commission covering shares of the Company's Common Stock held by the Convertible Note Purchasers. As of December 15, 1997, the $1,505,000 principal amount of the Convertible Notes, which was outstanding at September 30, 1997, has been repaid in full through the sale of 2,005,158 Escrowed Shares. An additional 505,510 Escrowed Shares were issued to the Convertible Noteholders pursuant to the 12.5% sharing arrangement and to pay accrued interest. The remaining 3,532,882 Escrowed Shares will be returned to the Company.

         On September 22, 1997, the Company entered into a Senior Secured Convertible Note Purchase Agreement (the "Note Purchase Agreement") for the sale of $5.5 million of the Company's Senior Secured Convertible Notes (the "Senior Notes"), which proceeds will be disbursed to the Company over a ten month period. Interest accrues at 8.5% and is payable, at the Company's election in cash or the Company's Common Stock. The principal of the Notes is payable on or before July 1, 2002. The Senior Notes are convertible into the Company's Common Stock at a conversion price of $.28 per share. The holders of the Senior Notes have two demand registration rights and "piggyback" registration rights, subject to conditions set forth in the Note Purchase Agreement.

         All assets of the Company are pledged as security for the Senior Notes. The Senior Notes are secured by a first priority security interest in favor of the Senior Noteholder as to substantially all of the Company's assets other than the Company's intellectual property. The Company's obligations under the Senior Notes are guaranteed by the Company's subsidiary, Lithion Corporation, and the Company pledged its interest in the shares of the Lithion Corporation as security for repayment of the Senior Notes.

         The number of shares which may be issued to the holders of the Senior Notes could be approximately 19.64 million shares of Common Stock, assuming conversion in full of the Senior Notes without giving effect to any antidilution provisions. As of December 15, 1997, the Company had 21,016,361 shares of Common Stock outstanding. Accordingly, the issuance of such a significant number of additional shares to the holders of the Senior Notes would result in a change in control of the Company. In addition, as a result of such issuance the stockholders of the Company may incur a substantial dilution of their equity interest.

         As a result of the issuance of the Senior Notes, the Company has, and will continue to have, significant debt service obligations. In order to repay the Senior Notes, the Company will be required to sell additional debt or equity securities. The degree to which the Company is leveraged could have important consequences to shareholders of the Company, including the following: (i) the Company's ability to obtain additional financing in the future for repayment of indebtedness, working capital, capital expenditures, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; and (iii) if the Company should default the Senior Noteholder could foreclose on substantially all of the Company's assets other than the Company's intellectual property.

         In order to raise sufficient capital for its future growth and repayment of the September 22, 1997 Senior Notes described herein, the Company will be required to sell additional debt or equity securities. There can be no assurance that the Company's will be able to raise such capital or will be able to meet all of its obligations under its indebtedness.


         Potential Dilution from Shares Issuable Upon Exercise of Outstanding Options and Warrants. At September 30, 1997, there were outstanding stock options to purchase an aggregate of 1,726,000 shares of common stock at exercise prices ranging from $0.501 to $2.56 per share. Of this amount, options to purchase 1,378,000 shares were exercisable as of such date. Additionally, at September 30, 1997, there were outstanding warrants to purchase 3,940,000 shares of common stock at exercise prices ranging from $0.40 to $3.60 per share, including approximately 987,000 warrants issuable pursuant to anti-dilution provisions of existing warrant agreements primarily from the sale of the Senior Notes. Of the warrants outstanding, 3,940,000 are immediately exercisable. To the extent that the outstanding stock options and warrants are exercised, substantial additional dilution to the interests of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options or warrants. As noted above, the Company plans to proceed in raising additional capital through private placement of its equity securities and possible corporate alliances, either or both of which are likely to result in further dilution to the Company's existing stockholders.

         SHARES ELIGIBLE FOR FUTURE SALES. Of the 17,759,000 shares of Common Stock outstanding as of September 30, 1997, approximately 7.2 million shares are "restricted securities" as defined by Rule 144, a substantial number of which the Company believes are currently eligible for resale under Rule 144. The restricted securities may be resold in the future only pursuant to registration under the Securities Act, an exemption from the registration provisions of the Securities Act, or pursuant to Rule 144. The sale of restricted shares under Rule 144 or otherwise, may have a depressive effect on the market price of the Common Stock, and such sales, if substantial, might also adversely affect the Company's ability to raise additional capital.



         POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED PREFERRED STOCK. The Company is authorized to issue 100,000 shares of $0.01 par value preferred stock with the rights, preferences, privileges and restrictions thereof to be determined by the Board of Directors of the Company. Preferred Stock can thus be issued without the vote of the holders of Common Stock. Rights could be granted to the holders of preferred stock which could reduce the attractiveness of the Company as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of Common Stock. No preferred stock is currently outstanding, and the Company has no present plans for the issuance thereof of any shares of preferred stock.


                                 USE OF PROCEEDS

           The Company will not receive any of the proceeds from the sale of Shares being sold by the Selling Stockholders, but will receive funds upon the exercise of stock options held by the Selling Stockholders granted under the Plans.

                              SELLING STOCKHOLDERS


         The following table lists the Selling Stockholders with respect to the Shares being offered hereunder which have been acquired by the Selling Stockholders or may hereafter be acquired by them upon the exercise of options granted under the 1994 Plan or the Director's Plan. The table sets forth information with respect to the number of shares of Common Stock beneficially owned by each as of December 15, 1997 plus shares underlying options which will vest through March 22, 1998; the number of shares to be offered pursuant to this Prospectus; and the percentage of outstanding shares of Common Stock to be beneficially owned by each after the sale of the Shares hereby.






                                  Number of Shares                               Number of Shares
                                   of Common Stock            Number of       Beneficially Owned Upon
                                    Beneficially           Shares Offered    Completion of the Offering
                                   Owned Prior to         pursuant to this   ---------------------------
            Name                      Offering               Prospectus          Number         Percent
            ----                      --------               ----------          ------         -------
 Thomas R. Thomsen(1)(2)            1,015,850(5)               410,000           605,850           2.9%
 David J. Cade(1)(2)                  345,882                  345,882                 0             0
 George R. Ferment(1)(2)              345,244                  345,244                 0             0
 Stephen F. Hope(1)                 1,631,829                    5,000         1,626,829           7.7%
 Ralph Ketchum(1)                     472,596                   15,000           457,596           2.2%
 Gerald Labush(1)                     276,653                   11,667           264,986           1.3%
 John McKey, Jr.(1)                   570,868                   11,667           559,201           2.7%
 William D. Walker(2)                 622,859(6)               105,085           517,774           2.5%
 Kirby W. Beard(3)                     89,074                    6,113            82,961            *
 Jay M. Forlino(3)                     16,656                    2,155            14,501            *
 Andrew Manning(3)                     98,189                   11,062            87,127            *
 James A. Elsner(4)                   193,323                  193,323                 0            0


(1)      Director of the Company.

(2)      Executive Officer of the Company.

(3)      Non-executive employee of the Company.

(4)      Former employee of the Company.

(5) Includes 359,227 shares of Common Stock which are covered by a voting proxy granted by a shareholder to Mr. Thomsen.

(6) Includes 183,227 shares of Common Stock which are covered by a voting proxy granted by a shareholder to Mr. Walker.

*        Less than 1%

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then-current market price, or at negotiated prices. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus including resale to another broker or dealer; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Stockholder. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Stockholders have been advised that during the time each is engaged in distribution of the shares covered by this Prospectus, each must comply with, among other things, Rule 10b-6 under the Exchange Act, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; (ii) shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act.

         Upon the Company's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer(s),
(b) the number of shares involved, (c) the price at which such shares were sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (f) other facts material to the transaction.


         In order to comply with certain state securities laws, if applicable, the Shares will not be sold in Washington, D.C., unless such securities have been registered or qualified for sale in such state or an exemption from registration for qualification is available and complied with, nor will Shares be sold in New York unless such sales are effected through the use of a broker-dealer registered in such state.


         No person is authorized to give any information or to make any representation in connection with the offering and sale of the Shares offered hereby, other than those contained in this Prospectus, and any such information or representations not contained in this Prospectus must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities under any circumstances where such an offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                  LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon for the Company by Gallagher, Briody & Butler, Princeton, New Jersey.

                                     EXPERTS


         The consolidated financial statements of the Company at December 31, 1996 and December 31, 1995 and for the years then ended appearing in the Company's Form 10-KSB have been audited by Wiss & Company, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Company consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

                  The following documents, as filed by the Company with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement and made a part hereof:


                           (i) the Company's Annual Report on Form 10-KSB for
                  the fiscal year ended December 31, 1996;



                           (ii) the Company's Quarterly Reports on Form 10-QSB
                  for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;



                           (iii) the Company's Current Reports on Form 8-K dated
                  January 14, 1997, February 4, 1997, February 25, 1997, March 18, 1997, April 8, 1997, August 21, 1997 and September 22,
                  1997, December 11, 1997 and December 23, 1997; and


                           (iv) the description of the Common Stock which is
                  contained in the Company's Form 8-A Registration Statement filed with the Commission on January 24, 1990, including any amendments or reports filed for the purpose of updating such description.

                  All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.  Indemnification of Directors and Officers.

                  As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), Article V of the Company's By-laws provides for the indemnification of an "authorized representative" of the Company (a) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, by reason of the fact that such person was or is an authorized representative of the Company, in connection with a threatened, pending or completed third party proceeding, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and (b) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is an authorized representative of the Company, if such person acted under the standards set forth in section (a) above and if such person was not found liable to the Company (or if so found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification). The Company's By-laws further provide for mandatory indemnification of authorized representatives of the Company who have been successful in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense. An "authorized representative" of the Company includes a director, officer, employee or agent of the Company, or a person serving at the request of the Company as a director, officer of another corporation, partnership, joint venture, trust or other enterprise.

                  In addition, Article Ninth of the Company's Certificate of Incorporation provides that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors or officers of a corporation, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of such director's duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

                  The Shares of Common Stock which have been issued to employees of the Company and options which have been granted to certain officers and directors of the Company, were issued without registration under the Securities Act of 1933 (the "Securities Act") in accordance with the exemption from registration contained in Section 4(2) of the Securities Act.


Item 8.  Exhibits.

                  The following is a list of exhibits filed as part of this registration statement.


Exhibit Number                    Exhibit
--------------                    -------

 4.1                       Certificate of Incorporation of the Company
                           (incorporated herein by reference to Appendix B contained in the Company's Information Statement pursuant to Section 14(c) of the Securities Exchange
                           Act of 1934, dated January 19, 1996)

 5.1                       Opinion of Gallagher, Briody & Butler (filed as
                           Exhibit 5.1 to the Company's Registration Statement on Form S-8 (Registration No. 333- 13775) filed
                           October 9, 1996).

23.1                       Consent of Wiss & Company, LLP

23.2 Consent of Gallagher, Briody & Butler (included as part of Exhibit 5.1)



Item 9.  Undertakings.

                  (a)      The undersigned Registrant hereby undertakes:

                           (1)      To file, during any period in which offers
or sales are being made, a post-effective amendment to this registration statement:

                                    (i)  To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
                  or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                    (iii) To include any material information
                  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however, that subparagraphs (a)(1)(i) and
(a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by referenced in the registration statement.

                           (2) That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of a plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) The undersigned registrant hereby undertakes to transmit or cause to be transmitted to all participants in the 1994 Stock Incentive Plan and/or the Directors Stock Plan who do not otherwise receive such material as shareholders of the Company, at the time such material is sent to shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

                  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Plymouth Meeting, Commonwealth of Pennsylvania, on this 15th day of January, 1998.


                         LITHIUM TECHNOLOGY CORPORATION



                         By:  Thomas R. Thomsen


Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.



Signature                                    Title                                       Date
---------                                    -----                                       ----

/s/ Thomas R. Thomsen               Chairman, Chief Executive Officer and               January 15, 1998
---------------------
Thomas R. Thomsen                   Director (Principal and Executive Officer)


/s/ David J. Cade                   Director                                            January 15, 1998
-----------------
David J. Cade


/s/ William H. Chu                  Director                                            January 15, 1998
------------------
William H. Chu


/s/ George R. Ferment               Director                                            January 15, 1998
---------------------
George R. Ferment


/s/ Stephen F. Hope                 Director                                            January 15, 1998
-------------------
Stephen F. Hope


/s/ Ralph D. Ketchum                Director                                            January 15, 1998
--------------------
Ralph D. Ketchum


/s/ Gerald M. Labush                Director                                            January 15, 1998
--------------------
Gerald M. Labush


/s/ John D. McKey, Jr.              Director                                            January 15, 1998
----------------------
John D. McKey, Jr.


/s/ William D. Walker               Treasurer and Chief Financial Officer               January 15, 1998
---------------------
William D. Walker                   (Principal Financial Officer)

                                INDEX TO EXHIBITS


Exhibit
Number                                Exhibit
------                                -------

 4.1  -                      Certificate of Incorporation of the
                             Company (incorporated herein by
                             reference to Appendix B contained
                             in the Company's Information
                             Statement pursuant to Section
                             14(c) of the Securities Exchange
                             Act of 1934, dated January 19,
                             1996)

 5.1  -                      Opinion of Gallagher, Briody &
                             Butler (filed as Exhibit 5.1 to the
                             Company's Registration Statement
                             on Form S-8 (Registration No.
                             333-13775) filed October 9,
                             1996).

23.1  -                      Consent of Wiss & Company,
                             L.L.P.

23.2  -                      Consent of Gallagher, Briody &
                             Butler (included as part of Exhibit
                             5.1)